EXHIBIT 99.1

Contact:   Suzanne H. Wood
           (336) 664-2400


                       OAKWOOD HOMES CORPORATION ANNOUNCES
                      RETAIL SALES AND LOWERS EXPECTATIONS
                              FOR THE THIRD QUARTER

GREENSBORO, N.C., July 15, 1999 --- Oakwood Homes Corporation (NYSE - OH) today announced that retail sales for the third quarter ended June 30, 1999 were $289.0 million as compared to $327.1 million in the third quarter of the prior fiscal year. Retail sales in the month of June continued to be negatively impacted by the competitive market conditions and softness previously described in the Company's press release dated June 18, 1999. At that time, the Company stated that earnings for the third quarter could be as much as 50% lower than analysts' consensus estimates of $.55 with the extent of the shortfall being significantly dependent on retail sales for June. As a result of lower than anticipated retail sales in June, the Company now expects that earnings for the quarter will be as much as 65% to 75% lower than the initial $.55 per share estimate.

Oakwood Homes Corporation and its subsidiaries are engaged in the production, sale, financing and insuring of manufactured housing throughout the United States. With 394 Company-owned stores and an extensive network of independent dealers served by 32 manufacturing facilities, Oakwood Homes is the nation's largest retailer of manufactured housing.

This press release contains certain forward-looking statements and information based on the beliefs of the Company's management as well as assumptions made by, and information currently available to, the Company's management. Words like "believe," "expect," "should," and similar expressions used in this press release are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors in the Company's Registration Statement on Form S-3 filed February 22, 1999. Should underlying assumptions prove incorrect or should one or more of the risks or uncertainties materialize, actual events or results may vary from those described herein as anticipated, expected, believed or estimated.